Exhibit 99.4

3750 Torrey View Ct

San Diego, CA 92130

www.CareFusion.com

FOR IMMEDIATE RELEASE

Contacts:

Media:	Jim Mazzola (858) 617-1203 jim.mazzola@carefusion.com	Investors:	Carol Cox (858) 617-2020 carol.cox@carefusion.com

CAREFUSION CHAIRMAN & CEO, DAVID L. SCHLOTTERBECK, TO RETIRE IN

FEBRUARY 2011

SAN DIEGO, Nov. 2, 2010 – CareFusion Corp. (NYSE: CFN), a leading, global medical device company, announced today that David L. Schlotterbeck, chairman and CEO, will retire on Feb. 28, 2011.

“With an experienced leadership team in place and a solid year behind us as a public company, I am confident that I’ll leave CareFusion in an excellent position to continue to grow well into the future,” Schlotterbeck said. “We established a differentiated vision to lower the cost and improve the safety of health care for generations to come, and have executed against it with an enviable portfolio of industry leading medical devices and services for our customers worldwide. I am proud of the company and our position in the industry as I anticipate this new phase in my life.”

As a principle architect of CareFusion’s spinoff in 2009 from Cardinal Health, Schlotterbeck established the CareFusion leadership team, oversaw development of its long-range strategic plan and led the company through its first year as a publicly traded entity. Prior to the spinoff, Schlotterbeck served as vice-chairman and CEO of the Clinical and Medical Products segment of Cardinal Health. He joined Cardinal Health following its acquisition of Alaris Medical Systems in 2004, where he served as CEO.

“The board wants to thank Dave for his many contributions to CareFusion,” said J. Michael Losh, presiding director of the CareFusion board. “We have a strong succession planning process already underway and the board has formed a special committee to manage the internal and external search for his successor. We will be disciplined and thorough in our approach, and expect to have a new CEO in place prior to Dave’s departure in February.”

In a separate news release, the company also announced results for the first quarter of its fiscal 2011, where it reaffirmed financial guidance for the year.

About CareFusion Corporation

CareFusion (NYSE: CFN) is a global corporation serving the health care industry with products and services that help hospitals measurably improve patient care. The company develops market-leading technologies including Alaris® IV pumps, Pyxis® automated dispensing and patient identification systems, AirLife™, AVEA® and LTV® series of ventilators and respiratory products, ChloraPrep® skin prep products, MedMined™ services for infection surveillance, V. Mueller® and Snowden-Pencer® surgical instruments and NeuroCare diagnostic products. CareFusion employs more than 15,000 people across its global operations. More information may be found at www.carefusion.com.

###